Exhibit 3.1

SECOND AMENDED AND RESTATED BY-LAWS

-of-

UNITED RENTALS, INC.

(a Delaware corporation hereinafter called the “Corporation”)

ARTICLE I

Offices

SECTION 1.01. Offices. The Corporation may have offices both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Stockholders

SECTION 2.01. Place of Meetings. Meetings of stockholders may be held at any place, either within or without the State of Delaware, designated by the Board of Directors.

SECTION 2.02. Annual Meeting. The annual meeting of stockholders for election of directors shall be held on such date and at such time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting.

SECTION 2.03. Special Meetings.

(a) A special meeting of stockholders may be called by a majority of the Board of Directors or by the chief executive officer.

(b) A special meeting of the stockholders shall be called by the Board of Directors upon written request to the Secretary (each, a “Special Meeting Request”) of one or more record holders of shares of stock of the Corporation representing in the aggregate not less than 15% of the voting power of all shares of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”). A Special Meeting Request shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting (each, a “Requesting Stockholder”), shall comply with this Section 2.03 and, if applicable, Section 2.07, and shall include: (i) a statement of the specific purpose or purposes of the special meeting, (ii) the information required by the second paragraph of Section 2.07, (iii) an acknowledgement by the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is made that a disposition of shares of the Corporation’s stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares, and (iv) documentary evidence that the Requesting Stockholders or the beneficial owners, if any, on whose behalf the Special Meeting Request is being made “own” (as defined in Section 3.10(c)(iv)) the Requisite Percentage as of the date of such written request to the Secretary; provided; however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with any Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date on which such Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is being made “own” the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the Corporation.

(c) Special meetings of the stockholders shall be held on such date and at such time and place as may be stated in the notice of the meeting; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety (90) days after the date that a Special Meeting Request that satisfies the requirements of this Section 2.03 is received by the Secretary.

(d) Notwithstanding the foregoing provisions of this Section 2.03, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request does not comply with this Section 2.03, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of the stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 days before the date that the Special Meeting Request was received by the Secretary, (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the date that the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes Similar Business or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law. For purposes of this Section 2.03, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 2.03 have been satisfied.

(e) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request identifying substantially the same purpose or purposes. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting with respect to the business to be conducted pursuant to the Special Meeting Request. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the relevant Special Meeting Request, the Corporation need not present such business for a vote at such special meeting.

(f) The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors. Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

SECTION 2.04. Quorum. The holders of a majority of the shares of stock entitled to vote on a matter thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) or these By-Laws. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time until a quorum of such class shall be so present or represented.

SECTION 2.05. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or in his absence (or election not to preside) by the Vice Chairman, if any, or in his absence (or election not to preside) by the President, or in his absence (or election not to preside) by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 2.06. Conduct of Meetings. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 2.07. Advance Notification of Nomination of Directors and Other Business to be Transacted at Stockholder Meetings. To be properly brought before the annual or any special meeting of stockholders, nominations of persons for election to the Board of Directors and any other business must be (i) specified in the notice of the meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, or (iii) properly brought before the meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 2.07 is delivered to, or mailed and received by, the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Section 2.07. In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) in the case of the annual meeting, such business, other than a nomination, must constitute a proper matter for stockholder action, and (iii) in the case of any special meeting, such business shall be limited to the nomination of a person or persons, as the case may be, for election to such position(s) as are specified in the Corporation’s notice of the meeting in the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (i) in the case of the annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), for notice by the stockholder to be timely, it must be so delivered, or mailed and received, by the later of the close of business on (i) the day 90 days prior to such Other Meeting Date or (ii) the tenth day following the day on which such Other Meeting Date is publicly announced or disclosed and (ii) in the case of any special meeting, not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.

Such stockholder’s notice to the Secretary shall set forth: (i) whether the stockholder is providing the notice at the request of a beneficial holder of stock, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter to which such stockholder’s notice relates, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being given, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery or receipt of such stockholder’s notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and, if so, a summary of the material terms thereof, (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in such stockholder’s notice. The stockholder’s notice shall be updated not later than ten days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

Any stockholder’s notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, or whether such proposed nominee would be considered “independent” as a director or as a member of the audit or any other committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any stockholder’s notice with respect to a matter other than the nomination of directors must also contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

In the case of a nomination by a stockholders of a person or persons for election to the Board of Directors at the annual or any special meeting, only persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible for election as directors of the Corporation. In the case of any other business proposed by a stockholder for transaction at the annual meeting of stockholders, no such business shall be conducted at the annual meeting of stockholders unless it is properly brought before the meeting in accordance with the procedures set forth in this Section 2.07; provided, however, that nothing in this Section 2.07 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting in accordance with the procedures set forth in this Section 2.07. The officer of the Corporation or other person presiding at the meeting shall, if the facts warrant, determine that a nomination was not properly made, or that business was not properly brought before the meeting, in each case in accordance with the provisions of this Section 2.07 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.07, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 2.07.

For purposes of this Section 2.07, (i) “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, and (ii) a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

This Section 2.07 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

SECTION 2.08. Compliance with Securities and Exchange Act of 1934. Notwithstanding any other provision of these By-Laws, the Corporation shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement material to stockholders any stockholder proposal not required to be included in its proxy material to stockholders in accordance with such Act, rules or regulations.

SECTION 2.09. Stockholder Action By Written Consent.

(a) General. Certain actions required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting by the written consent of the holders of the shares of common stock of the Corporation, but only if such action is taken in accordance with the provisions of Article XI of the Certificate of Incorporation.

(b) Definitions. For purposes of determining the record ownership of common stock pursuant to Article XI of the Certificate of Incorporation, “own”, “owned”, “owning” or “ownership” shall have the same meaning as “Own”, “Owned”, “Owning” or “Ownership” set forth in Section 3.10(c)(iv) of Article III of these By-Laws, with such modifications as the context requires. Whether shares constitute shares owned shall be decided by the Board in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders.

(c) Agreement by Stockholder Submitting Request for a Record Date. Each stockholder requesting that a record date be fixed for determining stockholders entitled to authorize or take action by written consent pursuant to Article XI of the Certificate of Incorporation shall also deliver (i) an agreement to solicit written consents in accordance with Section E of Article XI of the Certificate of Incorporation and (ii) an agreement by such stockholder to notify the Corporation immediately in the case of any disposition of shares of common stock of the Corporation on or prior to the delivery of the requisite number of written consents to effect the action being sought to be taken by written consent and an acknowledgement by such stockholder and the beneficial owner, if any, on whose behalf such request is being made that any reduction in the number of shares owned by such stockholder which results in the stockholders making such request no longer owning the percentage required by Article XI of the Certificate of Incorporation to so request that a record date be fixed shall be deemed to be a revocation of the request.

(d) Revocation. A stockholder making a request pursuant to Article XI of the Certificate of Incorporation and this Section 2.09 of Article II of these By-Laws may revoke his, her or its request that a record date be fixed for determining stockholders entitled to authorize or take action by written consent by written revocation delivered to the Secretary at the principal executive office of the Corporation.

ARTICLE III

Directors

SECTION 3.01. Number of Directors. The number of directors which shall constitute the entire Board of Directors shall be as set by the Board of Directors from time to time. No reduction in the number of directors constituting the entire Board of Directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3.02. Term of Office. Subject to the provisions of the Certificate of Incorporation, each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or the earlier resignation or removal of such director.

SECTION 3.03. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Secretary or by resolution of the Board of Directors. Unless waived, notice of the time and place of special meetings shall be delivered to each director either (i) personally (either orally or in writing), (ii) by telephone, (iii) by telex, telecopy, facsimile or other electronic transmission (including email), or (iv) by first-class mail, postage prepaid, addressed to a director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting (ten days in the case of a director whose address as shown on the records of the Corporation is outside of the United States of America). If the notice to a director is sent in any other manner, it shall be sent at least 24 hours before the time of the holding of the meeting.

SECTION 3.04. Quorum. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business. In case, at any meeting of the Board of Directors, a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

SECTION 3.05. Organization. Meetings of the Board of Directors shall be presided over by the Chairman, if any, or in his absence by the Vice Chairman, if any, or in the absence of the foregoing persons by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.06. Meetings by Conference Telephone or Similar Device. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.07. Board Action by Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Written consents representing actions taken by the Board of Directors or any committee thereof may be executed by telex, telecopy, facsimile or other electronic transmission (including attachments sent by email), and such electronic transmission shall be valid and binding to the same extent as if it were an original.

SECTION 3.08. Election of Directors. Except as provided in the Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary of the Corporation receives a notice pursuant to these By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section 3.08, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

SECTION 3.09. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-Laws.

SECTION 3.10. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Inclusion of Stockholder Nominees in Proxy Statement. Subject to the provisions of this Section 3.10, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the names of any person or persons nominated for election (each, a “Stockholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 3.10 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 3.10(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 3.10 and any solicitation materials or related information with respect to a Stockholder Nominee.

For purposes of this Section 3.10, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 3.10 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.

(b) Maximum Number of Stockholder Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.10 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Stockholder Nominees who cease to satisfy, or Stockholder Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 3.10, as determined by the Board of Directors; (3) Stockholder Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Stockholder Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Stockholder Nominees pursuant to this Section 3.10 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement Stockholder Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 3.10(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 3.10(d), evidence of continuous ownership of such shares for the three-year period specified in subsection (ii) below from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 3.10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or

(z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 3.10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of Section 2.03 and this Section 3.10, a Requesting Stockholder or an Eligible Holder, as applicable, “owns” only those outstanding shares of the Corporation as to which the Requesting Stockholder or Eligible Holder possesses both:

(A)	the full voting and investment rights pertaining to the shares; and

(B)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Requesting Stockholder or Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Requesting Stockholder or Eligible Holder, (3) borrowed by such Requesting Stockholder or Eligible Holder or any of its affiliates for any purpose or purchased by such Requesting Stockholder or Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Requesting Stockholder or Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Requesting Stockholder’s or Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Requesting Stockholder or Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a Stockholder Nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with rules and regulations of the Securities and Exchange Commission;

(ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)	the information required with respect to the nomination of directors pursuant to Section 2.07 of these By-Laws;

(B)

the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)

a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D)

a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E)	a representation and warranty that each Stockholder Nominee:

1) does not have any direct or indirect relationship with the Corporation that would cause the Stockholder Nominee to be considered not independent pursuant to the Corporation’s Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

2) meets the Audit Committee and Compensation Committee independence requirements under each of (x) the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded and (y) the Corporation’s Corporate Governance Guidelines as most recently published on its website;

3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

5) meets the director qualifications set forth in the Corporation’s Corporate Governance Guidelines as most recently published on its website; and

6) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee;

(F)

a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 3.10(c) and has provided evidence of ownership to the extent required by Section 3.10(c)(i);

(G)

a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 3.10(c) through the date of the annual meeting and a statement that the Nominating Stockholder intends to continue to own the Minimum Number of shares for at least one year following the annual meeting;

(H)

details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(I)

a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Stockholder Nominee or any Stockholder Nominee of the Board;

(J)

a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(K)	if desired, a Supporting Statement; and

(L)

in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)

to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director Stockholder Nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)

to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)

to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 3.10; and

(E)

in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Stockholder Nominee:

(A)	to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B)

at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors;

(C)

that such Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Conduct, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and

(D)

that such Stockholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 3.10(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 3.10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For purposes of this Section 3.10, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:

(A)

the Corporation receives a notice pursuant to Section 2.07 of these By-Laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B)

the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 3.10, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.10 and shall therefore be disregarded;

(C)

the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(D)

such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 3.10 at one of the Corporation’s three preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(E)	such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(F)

the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 3.10.

(ii) Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)

such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)	the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

ARTICLE IV

Officers

SECTION 4.01. General. The officers of the Corporation shall be chosen by the Board of Directors and shall, unless otherwise determined by the Board of Directors, be a Chairman, a Vice Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary. The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, and other officers. Each such officer shall hold office until his successor is elected and qualified or his earlier resignation or removal. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.

SECTION 4.02. Powers and Duties of Officers. The chief executive officer of the Corporation shall have such powers in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to such office. The chief executive officer shall see that all orders and resolutions of the Board of Directors are carried into effect.

The other officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors or delegated to them by the chief executive officer and, to the extent not so provided or delegated, as generally pertain to their respective offices, subject to the control of the Board of Directors and the chief executive officer. Without limiting the foregoing, the Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committee thereof in a book to be kept for that purpose.

ARTICLE V

Miscellaneous

SECTION 5.01. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, and, in the case of a waiver of notice of a meeting, whether or not the business to be transacted at or the purposes of such meeting is set forth in such waiver, shall be deemed equivalent thereto. The attendance of any person at any meeting, in person, or, in the case of the meeting of stockholders, by proxy, shall constitute a waiver of notice of such meeting by such person, except where such person attends such meeting for the express purpose of objecting at the beginning of such meeting to the transaction of any business on the grounds that such meeting is not duly called or convened.

SECTION 5.02. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by the Board of Directors.

SECTION 5.03. Seal. The corporate seal shall have inscribed thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board of Directors.

SECTION 5.04. Entire Board. As used in these By-Laws, “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies in the Board of Directors.

SECTION 5.05. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim relating to the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws, or (iv) any action asserting a claim relating to the Corporation governed by the internal affairs doctrine.